Exhibit 99.1

FOR RELEASE AFTER MARKET CLOSE ON TUESDAY, NOVEMBER 30, 2010

KODIAK OIL & GAS CORP. COMPLETES WILLISTON BASIN ACQUISITION

DENVER — November 30, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana today announced that it closed the previously announced acquisition of Williston Basin oil and gas producing properties and undeveloped leasehold on November 30, 2010.

Included in the transaction are 23,133 gross and 14,494 net acres and production of approximately 500 net barrels of oil equivalent per day (BOE/d).  The acreage provides Kodiak the opportunity to develop over 60 net Bakken / Three Forks drilling locations. Kodiak paid $110 million in cash and received closing adjustments of approximately $1,350,000 from the August 1, 2010 effective date to closing.  Kodiak funded the transaction through cash balances and through borrowings under credit facilities including its expanded reserve-based, revolving line of credit and a second-lien term loan.  No common shares or other securities of Kodiak were issued in consideration of the acquired properties.

In connection with the acquisition, Kodiak and its lender, Wells Fargo Bank, N.A., entered into an amendment to and expansion of the Company’s existing credit facility.  The amendment increases the Company’s committed capacity under its $200 million senior secured revolving line of credit facility from $20 million to $50 million.  In addition, the Company entered into a loan agreement with Wells Fargo Energy Capital, Inc. which provides for a $75 million senior secured second-lien term loan facility with an initial commitment of $40 million.  The expansion of the credit facilities is based primarily on Kodiak’s drilling results to date and in part on production and reserves added through the acquisition.

Operations Update

Kodiak has commenced completion operations on its four-well pad in Dunn County, N.D.  It is anticipated that all wells on this pad will be completed during December, at which time each of the wells will be simultaneously flowed back and turned to production facilities.  Kodiak operates the four-well pad with a 50% working interest (WI) and a 41% net revenue interest (NRI).  Oil, gas and water pipelines are being constructed and Kodiak expects that the wells will be connected to the pipeline infrastructure in early January 2011.

In McKenzie County, N.D., the Company has just completed drilling two wells, one a Bakken test and the other a Three Forks test.  Completion work on the wells, which were drilled from a single pad, is expected to commence during the latter part of December and into January, with first production projected for the first quarter of 2011.  Kodiak operates the two-well pad with a 95% WI and a 78% NRI.

As of November 30, 2010, and including the production associated with the acquisition, Kodiak was producing approximately 2,000 BOE/d Company-wide from its core Williston Basin properties.  The Company forecasts a 2010 exit rate range of 2,700 to 3,200 BOE/d and expects average daily production for fourth quarter 2010 to be approximately 2,100 BOE/d.  The Company intends to furnish detailed guidance on expected production volumes for 2011 and to announce its 2011 capital expenditure budget in the coming weeks.

Including today’s acquisition, Kodiak’s acreage position in the Williston Basin now exceeds 72,000 net acres.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling and completion activities, the Company’s expectations regarding capital expenditures and the Company’s estimates and expectations regarding production and recoveries.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11